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                                                                    EXHIBIT 3.3



                      CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                                 ALRENCO, INC.

                                 WITH AND INTO

                           HOME CHOICE HOLDINGS, INC.

                       (UNDER SECTION 253 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE)



ALRENCO, INC. hereby certifies that:

     1. Alrenco, Inc., an Indiana corporation (the "Company"), owns 100% of the outstanding capital stock of HOME CHOICE HOLDINGS, INC., a Delaware corporation ("Subsidiary").

     2. On April 10, 1998, the Board of Directors of the Company approved and adopted a resolution (the "Resolution") pursuant to which the Company would merge with and into Subsidiary (the "Merger"). The Merger has been adopted, approved, certified, executed and acknowledged by the Company in accordance with the laws of the State of Indiana.

     3. A copy of the Resolution is attached hereto as Appendix A. A copy of the Plan and Agreement of Merger between the Company and Subsidiary (the "Plan of Merger") is attached hereto as Appendix B. The Resolution and Plan of Merger provide that each certificate representing shares of common stock of the Company shall for all purposes be deemed to evidence the ownership of the same number of shares of common stock of Subsidiary.

     4. The Merger shall become effective upon filing of this Certificate of Merger.

     IN WITNESS WHEREOF, Alrenco, Inc. has caused its duly authorized officer to execute and deliver this Certificate of Merger as of the 23rd day of June, 1998.

                                             Alrenco, Inc.



                                             By:   /s/ BILLY W. WHITE, SR.
                                                  ------------------------------
                                                  Billy W. White, Sr.
                                                  Chief Executive Officer